Exhibit 10.2

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

KKR FUND HOLDINGS L.P.

Dated as of           , 2008

THE PARTNERSHIP UNITS OF KKR FUND HOLDINGS L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT.  THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED PARTNERSHIP AGREEMENT.  THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents

		Page

ARTICLE I

DEFINITIONS

SECTION 1.01.	Definitions	1

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

SECTION 2.01.	Formation	8
SECTION 2.02.	Name	8
SECTION 2.03.	Term	8
SECTION 2.04.	Offices	8
SECTION 2.05.	Registered Office	8
SECTION 2.06.	Business Purpose	8
SECTION 2.07.	Powers of the Partnership	9
SECTION 2.08.	Partners; Admission of New and Substitute Limited Partners	9
SECTION 2.09.	Withdrawal	9
SECTION 2.10.	Initial Limited Partner	9

ARTICLE III

MANAGEMENT

SECTION 3.01.	General Partners	9
SECTION 3.02.	Compensation	10
SECTION 3.03.	Expenses	10
SECTION 3.04.	Officers	10
SECTION 3.05.	Authority of Partners	11
SECTION 3.06.	Action by Written Consent or Ratification	11

ARTICLE IV

DISTRIBUTIONS

SECTION 4.01.	Distributions	11
SECTION 4.02.	Liquidation Distribution	12
SECTION 4.03.	Limitations on Distribution	12

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS

SECTION 5.01.	Initial Capital Contributions	13

i

ii

iii

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

KKR FUND HOLDINGS L.P.

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of KKR Fund Holdings L.P. (the “Partnership”) is made this            day of              , 2008, by and among KKR & Co. L.P., a limited partnership formed under the laws of the State of Delaware, and KKR Fund Holdings GP Limited, an exempted limited company formed under the laws of the Cayman Islands, as general partners, and the Limited Partners (as defined herein) of the Partnership.

WHEREAS, the Partnership was formed and registered as an exempted limited partnership pursuant to the Act (as defined herein), by the filing of a statement with respect to Section 9 of the Act (the “Statement”) with the Registrar of Exempted Limited Partnerships in the Cayman Islands and the execution of the Limited Partnership Agreement of the Partnership dated July 23, 2008 (the “Original Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amended and Restated Limited Partnership Agreement of the Partnership and to permit the admission of the Limited Partners to the Partnership.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Original Agreement in its entirety to read as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.           Definitions.  Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means the Exempted Limited Partnership Law (2007 Revision) of the Cayman Islands, as it may be amended from time to time.

“Additional Credit Amount” has the meaning set forth in Section 4.01(b)(ii).

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections  1.704-1(b)(2)(ii)(c)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amended Tax Amount” has the meaning set forth in Section 4.01(b)(ii).

“Assignee” has the meaning set forth in Section 7.07.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year prescribed for an individual or corporate resident in New York, New York (taking into account (a) the nondeductiblity of expenses subject to the limitation described in Section 67(a) of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand that a General Partner, in its reasonable discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts that a General Partner, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.03.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V.

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by a General Partner, and the Carrying Values of all Partnership assets may be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Units by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a Unit is relinquished to the Partnership; or (d) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b), (c) and (d) above shall be made only if such adjustments are deemed necessary or appropriate by a General Partner to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits (Losses)” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time pursuant to the provisions of this Agreement.

“Class A Units” means the Units of partnership interest in the Partnership designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Common Units” means common units representing limited partner interests of the Issuer.

“Contingencies” has the meaning set forth in Section 8.03(a).

“Contributing Sharing Percentage” means [ ]%(1), provided that if additional Group Partnerships are formed the percentage shall be adjusted as appropriate to reflect the relative values of the Group Partnerships at such time and as agreed to in good faith by the Partners.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Credit Amount” has the meaning set forth in Section 4.01(b)(ii).

“Creditable Non-U.S. Tax” means a non-U.S. tax paid or accrued for U.S. federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code.  A non-U.S. tax is a Creditable Non-U.S. Tax for these purposes without regard to whether a Partner receiving an allocation of such non-U.S. tax elects to claim a credit for such amount.  This definition is intended to be consistent

(1) To be fixed at closing based on the relative value of the Partnership in comparison with KKR Management Holdings.

with the definition of “Creditable Non-U.S. Tax” in Treasury Regulations Section 1.704-1(b)(4)(viii)(b), and shall be interpreted consistently therewith.

“CVI” means a contingent value interest of the Issuer issued pursuant to the CVI Agreement.

“CVI Agreement” means the Contingent Value Interests Agreement, dated as of               , 2008 (as amended, supplemented or otherwise modified from time to time), between the Issuer and The Bank of New York, as trustee, providing for the issuance of CVIs.

“CVI Event of Default” shall have the meaning assigned to the term Event of Default in the CVI Agreement.

“CVI Maturity Date” shall have the meaning assigned to the term Maturity Date in the CVI Agreement.

“CVI Termination” means a CVI Event of Default or CVI Maturity Date.

“Dissolution Event” has the meaning set forth in Section 8.02.

“Encumbrance” means any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Agreement” means the exchange agreement dated as of or about the date hereof among the Issuer, KKR Holdings L.P., the Partnership and KKR Management Holdings, as amended from time to time.

“Exchange Transaction” means an exchange of Units for Common Units pursuant to, and in accordance with, the Exchange Agreement or, if the Issuer and the exchanging Limited Partner shall mutually agree, a Transfer of Units to the Issuer, the Partnership or any of their subsidiaries for other consideration.

“Final Tax Amount” has the meaning set forth in Section 4.01(b)(ii).

“Fiscal Year” means (i) the period commencing upon the formation of the Partnership and ending on December 31, 2008 or (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partners” means, collectively, the Issuer and KKR Fund Holdings GP Limited, an exempted limited company formed under the laws of the Cayman Islands, or any successor general partner(s) admitted to the Partnership in accordance with the terms of this Agreement.

“Group Partnerships” means, collectively, the Partnership and KKR Management Holdings (and any future partnership designated as a Group Partnership by the Issuer (it being understood that such designation may only be made if such future partnership enters into a group partnership agreement substantially the same as, and which provides for substantially the same obligations as, the group partnership agreements then in existence)), and any successors thereto.

“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.

“Initial Limited Partner” means William J. Janetschek.

“Issuer” means KKR & Co. L.P., a Delaware limited partnership, or any successor thereto.

“KKR Intermediate Partnership” means KKR Intermediate Partnership L.P., a Cayman Islands exempted limited partnership, or any successor thereto.

“KKR Management Holdings” means KKR Management Holdings L.P., a Delaware limited partnership, or any successor thereto.

“KPE” means KKR Private Equity Investors, L.P., a Guernsey limited partnership, or any successor thereto.

“KPE Transaction” means the transaction contemplated in the Purchase and Sale Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be, or principles in equity.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership.

“Liquidation Agent” has the meaning set forth in Section 8.03.

“Net Taxable Income” has the meaning set forth in Section 4.01(b)(i).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).  The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Original Agreement” has the meaning set forth in the preamble of this Agreement.

 “Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partners” means, at any time, each person listed as a Partner (including the General Partners) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

 “Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units then owned by such Partner by the number of Units then owned by all Partners.

“Person” or “person” means any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, entity, unincorporated or governmental organization or any agency or political subdivision thereof.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss but shall be computed in accordance with the principles of this definition; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partners may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Purchase and Sale Agreement” means the purchase and sale agreement between the Partnership, KPE and the other parties thereto, dated July 27, 2008

“Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Limited Partner by virtue of its limited partner interest in the Partnership and thereby subject the Partnership and the General Partners (or other persons responsible for the investment and operation of the Partnership’s assets) to Laws that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Special Allocations” means any allocations to Partners pursuant to Section 5.05.

“Statement” has the meaning set forth in the preamble of this Agreement.

“Tax Advances” has the meaning set forth in Section 5.07.

“Tax Amount” has the meaning set forth in Section 4.01(b)(i).

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Tax Matters Partner” has the meaning set forth in Section 5.08.

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof, whether voluntarily or by operation of Law, including, without limitation, the exchange of any Unit for any other security.

“Transferee” means any Person that is a transferee of a Partner’s interest in the Partnership, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units and any other Class of Units authorized in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

SECTION 2.01.             Formation.  The Partnership was formed and registered as an exempted limited partnership under the provisions of the Act by the filing on July 23, 2008 of the Statement as provided in the preamble of this Agreement and the execution of the Original Agreement. If requested by a General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for a General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of an exempted limited partnership under the laws of the Cayman Islands, (b) if a General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

SECTION 2.02.             Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, KKR Fund Holdings L.P.

SECTION 2.03.             Term. The term of the Partnership commenced on the execution of the Original Agreement, and the term shall continue until the dissolution of the Partnership in accordance with Article VIII. The existence of the Partnership shall continue until a notice of dissolution signed by a General Partner has been filed with the Cayman Islands Registrar of Exempted Limited Partnerships.

SECTION 2.04.             Offices.  The Partnership may have offices at such places either within or outside the Cayman Islands as a General Partner from time to time may select.

SECTION 2.05.             Registered Office. To the extent required by the Act, the Partnership will continuously maintain a registered office at the offices of Maples Corporate Services Limited, Ugland House, PO Box 309, George Town, Grand Cayman KY1-1104, Cayman Islands or at such other place within the Cayman Islands as a General Partner from time to time may select.

SECTION 2.06.             Business Purpose. The Partnership was formed for the object and purpose of, and the nature and character of the business to be conducted by the Partnership is, engaging in any lawful act or activity to be carried out and undertaken either in or from within the Cayman Islands or elsewhere, including holding limited and general partner interests in other limited partnerships, upon the terms, with the rights and powers, and subject to the conditions, limitations, restrictions and liabilities set forth herein.

SECTION 2.07.             Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets contributed to the Partnership by the Partners, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06.

SECTION 2.08.             Partners; Admission of New and Substitute Limited Partners.  Each of the Persons listed as Partners in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement, by virtue of the execution of this Agreement, are admitted as Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. A Person may be admitted from time to time as a new Limited Partner with the approval of the General Partners, as a substitute Limited Partner in accordance with Section 7.09 or as an additional General Partner or substitute General Partner in accordance with Section 7.08; provided, however, that (i) each new and substitute Limited Partner shall execute and deliver to the General Partners a supplement to this Agreement in the form of Annex A hereto (or in such other form as the General Partners may reasonably require) and (ii) each additional General Partner or substitute General Partner, as the case may be, shall execute and deliver to the General Partners an appropriate supplement to this Agreement, in each case pursuant to which the new Partner agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time.

SECTION 2.09.             Withdrawal.  Except as provided in Section 2.10, no Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units owned by such Partner in accordance with Article VII.

SECTION 2.10.             Initial Limited Partner.  The execution of this Agreement by the Initial Limited Partner constitutes his withdrawal as a limited partner of the Partnership with the consent of the General Partners.  Because of such withdrawal, the Initial Limited Partner has no further right, interest or obligation of any kind whatsoever as a limited partner of the Partnership, effective immediately after the admission of any other Person as a Limited Partner.  Any capital contribution of the Initial Limited Partner will be returned to him on the date of his withdrawal.

ARTICLE III

MANAGEMENT

SECTION 3.01.             General Partners. (a)  The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partners, which may from time to time delegate authority to officers or to others to act on behalf of the Partnership.

(b)   Without limiting the foregoing provisions of this Section 3.01, each General Partner shall have the general power to manage or cause the management of the Partnership (which may be delegated to officers of the Partnership), including, without limitation, the following powers:

(i)           to develop and prepare a business plan each year which will set forth the operating goals and plans for the Partnership;

(ii)         to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;

(iii)         the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

(iv)         to employ, retain, consult with and dismiss personnel;

(v)          to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(vi)         to engage attorneys, consultants and accountants for the Partnership;

(vii)        to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account; and

(viii)       to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.

SECTION 3.02.             Compensation.  The General Partners shall not be entitled to any compensation for services rendered to the Partnership in their capacity as General Partners.

SECTION 3.03.             Expenses.  The Partnership shall bear and reimburse the General Partners for any expenses incurred by the General Partners in connection with serving as the general partners of the Partnership.

SECTION 3.04.             Officers.  Subject to the direction and oversight of the General Partners, the day-to-day administration of the business of the Partnership may be carried out by natural persons who may be designated as officers by a General Partner, with titles including but not limited to “Chief Executive Officer” or “Co-Chief Executive Officer,” “Chief Operating Officer,” “Chief Financial Officer,” “General Counsel,” “Chief Administrative Officer,” “Chief Compliance Officer,” “Principal Accounting Officer,” “President,” “Vice President,” “Treasurer,” “Assistant Treasurer,” “Secretary,” “Assistant Secretary,” “General Manager,” “Senior Managing Director,” “Managing Director,” “Director” and “Principal” as and to the extent authorized by a General Partner.  The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by a General Partner and otherwise as shall customarily pertain to such offices.  Any number of offices may be held by the same person.  All officers shall be subject to the supervision and direction of the General Partners and may be removed from such office by a General Partner and the authority, duties or responsibilities of any officer of the Partnership may be suspended by a General Partner from time to time, in each case in the sole discretion of a General Partner.  Neither General Partner shall cease to be a general partner of the Partnership as a result of the delegation of any duties hereunder.  No officer of the Partnership, in its capacity as such, shall be considered a general partner of the Partnership by agreement, estoppel, as a result of the performance of its duties hereunder or otherwise.

SECTION 3.05.             Authority of Partners.  No Limited Partner, in its capacity as such, shall participate in the conduct of the business of the Partnership or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement. Except as expressly provided herein, the Limited Partners shall have no right to vote on any matter involving the Partnership, including with respect to any merger, consolidation, combination or conversion of the Partnership. The conduct, control and management of the Partnership shall be vested exclusively in the General Partners. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of a General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management, conduct or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may employ one or more Partners from time to time, and such Partners, in their capacity as employees, officers or agents of the Partnership (and not, for clarity, in their capacity as Limited Partners of the Partnership), may take part in the control, conduct and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by a General Partner.

SECTION 3.06.             Action by Written Consent or Ratification.  Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent or ratification is required consent thereto or provide a ratification in writing.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.01.             Distributions.  (a) A General Partner, in its sole discretion, may authorize distributions by the Partnership to the Partners, which distributions shall be made pro rata in accordance with the Partners’ respective Percentage Interests.

(b)(i)   If a General Partner reasonably determines that the Partnership has taxable income for a Fiscal Year (“Net Taxable Income”), such General Partner shall cause the Partnership to distribute Available Cash, to the extent that other distributions made by the Partnership for such year were otherwise insufficient, in an amount equal to such General Partner’s estimate of the allocable Net Taxable Income in accordance with Article V, multiplied by the Assumed Tax Rate (the “Tax Amount”) to cover such tax liabilities (the “Tax Distributions”).  For purposes of computing the Tax Amount, the effect of any benefit under Section 743(b) of the Code will be ignored. Tax Distributions shall be made pro rata in accordance with the Partners’ respective Percentage Interests.

(ii)   Tax Distributions shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations on a calendar year of estimated taxes under the Code in the following manner (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Fiscal Year, a General Partner shall make an amended calculation of the Tax Amount for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Partnership in respect of such Fiscal Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Partnership in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years.   Within 30 days following the date on which the Partnership files a U.S. tax return on Form 1065, a General Partner shall make a final calculation of the Tax Amount of such Fiscal Year (the “Final Tax Amount”) and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years.  Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.01(b) for purposes of the computations herein.

SECTION 4.02.             Liquidation Distribution.  Distributions made upon dissolution of the Partnership shall be made as provided in Section 8.03.

SECTION 4.03.             Limitations on Distribution.  Notwithstanding any provision to the contrary contained in this Agreement, neither General Partner shall make a Partnership distribution to any Partner if such distribution would violate Section 14 of the Act or other applicable Law.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS

SECTION 5.01.          Initial Capital Contributions.  (a) The Partners have made, on or prior to the date hereof, Capital Contributions and, in exchange, the Partnership has issued to the Partners the number of Class A Units as specified in the books and records of the Partnership.

(b)   Upon the CVI Termination, as an adjustment to the consideration received in exchange for the Capital Contributions, (i) if Common Units are to be issued to holders of the CVIs in accordance with the terms of the CVI Agreement, the Partnership shall issue to the Issuer a number of Class A Units equal to the number of Common Units to be issued under the CVI Agreement, and the Partnership shall cancel an equal number of the Class A Units held by KKR Intermediate Partnership(2) at such time (adjusting the number of units issued as provided for under the CVI Agreement) or (ii) if KKR Intermediate Partnership contributes cash to the Partnership equal to the cash consideration deliverable by the Issuer to holders of CVIs pursuant to the CVI Agreement multiplied by the Contributing Sharing Percentage, no Class A Units shall be issued or cancelled and the Partnership shall distribute such cash to the Issuer.

(c)   Prior to the date that is 10 days before the applicable Averaging Period (as defined in the CVI Agreement), KKR Intermediate Partnership shall give notice to the Partnership and the Issuer if it intends to contribute cash to the Partnership in an amount set forth in Section 5.01(b)(ii) above.  Under no circumstances shall the Partnership make any commitment to the Issuer to deliver cash under the CVI Agreement unless and until it has received such notice from KKR Intermediate Partnership stating that it intends to contribute cash to the Partnership in the amount set forth in Section 5.01(b)(ii) above.  After delivery of such notice, KKR Intermediate Partnership shall make such cash contribution to the Partnership (and the Partnership shall effect the series of distributions of such cash to the Issuer) on or before the applicable date on which such payment is due under the CVI Agreement.

(d)   The Issuer shall be entitled to enforce the provisions of this Section 5.01 against the parties hereto.

SECTION 5.02.          No Additional Capital Contributions.  Except as otherwise provided in this Article V, no Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of a General Partner.

SECTION 5.03.          Capital Accounts.  (a) A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury

(2) To the extent it is ultimately determined that KKR Intermediate Partnership will not be the holder of the KKR Holdings indirect interest in the Partnership, the provisions of this Section 5.01 will be modified to reflect the appropriate entity.

Regulations Section 1.704-1(b)(2)(iv).  To the extent consistent with such Treasury Regulations, the Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner.  Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.  In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(b)   Adjustments.  To the extent there is an adjustment made pursuant to Section 5.01(b), an appropriate adjustment will be made to the Capital Account of each Partner and the Carrying Value of any Partnership assets.

SECTION 5.04.          Allocations of Profits and Losses.  Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the Special Allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article IV if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners pursuant to this Agreement, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, a General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

SECTION 5.05.          Special Allocations.  Notwithstanding any other provision in this Article V:

(a)   Minimum Gain Chargeback.  If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5).  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f).  This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)   Qualified Income Offset.  If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement.  This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c)   Gross Income Allocation.  If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d)   Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Percentage Interests.

(e)   Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f)   Creditable Non-U.S. Taxes.  Creditable Non-U.S. Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Non-U.S. Tax relates (under principles of Treasury Regulations Section 1.904-6).  The provisions of this Section 5.05(f) are intended to comply with the provisions of Treasury Regulations Section 1.704-1 (b)(4)(viii), and shall be interpreted consistently therewith.

(g)   Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(b) or 5.05(c) shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 5.05(b) or 5.05(c) had not occurred.

SECTION 5.06.          Tax Allocations.  For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Section 704(c)(1)(A) of the Code (using the traditional method as set forth in Treasury Regulation 1.704-3(b), unless otherwise agreed to by the Limited Partners) so as to take account of the difference between Carrying Value and adjusted basis of such asset.  Notwithstanding the foregoing, a General Partner may make such allocations as it deems reasonably necessary to ensure allocations are made in accordance with a Partner’s interest in the Partnership, taking into account such facts and circumstances as it deems reasonably necessary for this purpose.

SECTION 5.07.          Tax Advances.  To the extent a General Partner reasonably believes that the Partnership is required by Law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), such General Partner may withhold such amounts and make such tax payments as so required.  All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner.  For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance.  Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner, which withholding or payment is required pursuant to applicable Law.

SECTION 5.08.          Tax Matters.  The Issuer shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Partnership shall file as a partnership for federal, state, provincial and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state, provincial or local tax matters of the Partnership, shall be made by the Tax Matters Partner, in consultation with the Partnership’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner. The Tax Matters Partner shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable U.S. state or local income tax Law as a result of the Partnership’s activities or investments, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns.

SECTION 5.09.          Other Tax Provisions.  Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.  Sections 5.03, 5.04 and 5.05 may be amended at any time by a General Partner if necessary, in the opinion of qualified tax advisor to the Partnership, to comply with such regulations or any other applicable Law, so long as any such amendment does not materially change the relative economic interests of the Partners. Any distribution of cash to the Issuer pursuant to Section 5.01(c) shall be treated as having been made in respect of preformation capital expenditures of the Partnership pursuant to Treasury Regulations Section 1.707-4(d) to the extent of any such expenditure.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

SECTION 6.01.          Books and Records.  (a) At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP.

(b)   Except as limited by Section 6.01(c), each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i)   a copy of the Statement and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Statement and this Agreement and all amendments thereto have been executed; and

(ii)   promptly after their becoming available, copies of the Partnership’s U.S. federal, state and local income tax returns and reports, if any, for the three most recent years.

(c)   The General Partners may keep confidential from the Limited Partners, for such period of time as the General Partners determine in their sole discretion, (i) any information that the General Partners reasonably believe to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partners believe is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by Law or by agreement with any third party to keep confidential.

ARTICLE VII

PARTNERSHIP UNITS

SECTION 7.01.          Units.  Interests in the Partnership shall be represented by Units.  The Units initially are comprised of one Class: Class A Units.  The General Partners may establish, from time to time in accordance with such procedures as the General Partners shall determine from time to time, other Classes, one or more series of any such Classes, or other Partnership securities with such designations, preferences, rights, powers and duties (which may be senior to existing Classes and series of Units or other Partnership securities), as shall be determined by the General Partners, including (i) the right to share in Profits and Losses or items thereof; (ii)

the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Units or other Partnership securities (including sinking fund provisions); (v) whether such Unit or other Partnership security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Unit or other Partnership security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Units or other Partnership securities; and (viii) the right, if any, of the holder of each such Unit or other Partnership security to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units or other Partnership securities. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units and any other Classes that may be established in accordance with this Agreement.  All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement.

SECTION 7.02.          Register.  To the extent required by the Act, the Partnership will maintain at its registered office a register of limited partner interests that will include the name and address of each Limited Partner and such other information required by the Act. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner.  Unless a General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

SECTION 7.03.          Registered Partners.  The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

SECTION 7.04.          Exchange Transactions.  Each Limited Partner may exchange all or a portion of the Units owned by such Limited Partner for Common Units pursuant to, and in accordance with, the Exchange Agreement.

SECTION 7.05.          Transfers; Encumbrances.

(a)   No Limited Partner or Assignee may Transfer all or any portion of its Units (or any beneficial interest therein) unless a General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by such General Partner, in such General Partner’s sole discretion. Any purported Transfer that is not in accordance with this Agreement shall be, to the fullest extent permitted by Law, null and void.

(b)   No Limited Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Limited Partner unless a General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by such General Partner, in such General Partner’s sole discretion.  Consent of a General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement.  Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by Law, null and void.

SECTION 7.06.          Further Restrictions.  Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:

(a)   such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(b)   such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S securities laws or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(c)   such Transfer would cause the Partnership to become a publicly traded partnership taxable as a corporation for U.S. federal tax law purposes;

(d)   such Transfer would cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Limited Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) a General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;

(e)   to the extent requested by a General Partner, the Partnership does not receive such legal or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to such General Partner, as determined in such General Partner’s sole discretion.

SECTION 7.07.          Rights of Assignees.  Subject to Section 7.09, the Transferee of any permitted Transfer pursuant to this Article VII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Partner which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such Interest remaining with the transferring Partner.  The transferring Partner will remain a Partner even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 7.09.

SECTION 7.08.         Admissions, Withdrawals and Removals. (a) A General Partner may not be removed.

(b)   No Person may be admitted to the Partnership as an additional General Partner or substitute General Partner without the prior written consent or ratification of Partners whose

Percentage Interests exceed 50% of the Percentage Interests of all Partners in the aggregate. A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn).

(c)   No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 7.10.

(d)   Except as otherwise provided in Article VIII or the Act, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership.  To the fullest extent permitted by law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.

SECTION 7.09.          Admission of Assignees as Substitute Limited Partners.  An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a)   a General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by such General Partner, in each case in such General Partner’s sole discretion;

(b)   if required by a General Partner, such General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to such General Partner (as determined in its sole discretion);

(c)   if required by a General Partner, such General Partner receives an opinion of counsel satisfactory to such General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d)   if required by a General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership).

SECTION 7.10.          Withdrawal and Removal of Limited Partners.  If a Limited Partner ceases to hold any Units, then such Limited Partner shall, with the consent of a General Partner, withdraw from the Partnership and shall cease to be a Limited Partner and to have the power to exercise any rights or powers of a Limited Partner.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 8.01.          No Dissolution.  Except as required by the Act, the Partnership shall not be dissolved by the admission of additional Partners or withdrawal of Partners in accordance with the terms of this Agreement.  The Partnership may be dissolved, liquidated wound up and terminated only pursuant to the provisions of this Article VIII, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

SECTION 8.02.          Events Causing Dissolution.  The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a)   the entry of a decree of judicial dissolution of the Partnership under Section 15 of the Act upon the finding by a court of competent jurisdiction that the General Partners (i) are permanently incapable of performing their part of this Agreement, (ii) have been guilty of conduct that is calculated to affect prejudicially the carrying on of the business of the Partnership, (iii) willfully or persistently commit a material breach of this Agreement or (iv) conduct themselves in a manner relating to the Partnership or its business such that it is not reasonably practicable for the other Partners to carry on the business of the Partnership with the General Partners;

(b)   any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;

(c)   the written consent of all Partners;

(d)   any other event not inconsistent with any provision hereof causing a dissolution of the Partnership under the Act;

(e)   the Incapacity or removal of the General Partners or the occurrence of any other event which causes the General Partners to cease to be the general partners of the Partnership; provided that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 8.02(e) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership effective as of the event that caused the General Partners to cease to be general partners of the Partnership, within 90 days following the occurrence of any such event, which consent shall be deemed (and if requested each Limited Partner shall provide a written consent or ratification) to have been given for all Limited Partners if the holders of more than 50% of the Units then outstanding agree in writing to so continue the business of the Partnership.

SECTION 8.03.          Distribution upon Dissolution.  Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, a General Partner, or any other Person designated by a General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless a General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(a)   First, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners and their Affiliates to the extent otherwise permitted by Law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Partnership (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 8.03; and

(b)   The balance, if any, to the Partners, pro rata to each of the Partners in accordance with their Percentage Interests.

SECTION 8.04.          Time for Liquidation.  A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

SECTION 8.05.          Termination.  The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article VIII and a notice of dissolution signed by a General Partner has been filed with the Cayman Islands Registrar of Exempted Limited Partnerships.

SECTION 8.06.          Claims of the Partners.  The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise, except to the extent required by the Act.

SECTION 8.07.          Survival of Certain Provisions.  Notwithstanding anything to the contrary in this Agreement, the provisions of Section 9.02 and Section 10.10 shall survive the termination of the Partnership.

ARTICLE IX

LIABILITY AND INDEMNIFICATION

SECTION 9.01.          Liability of Partners.

(a)   No Limited Partner shall be liable for any debt, obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Partner of the Partnership, except to the extent required by the Act.

(b)   This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Partners (including without limitation, the General Partners) hereto or on their respective Affiliates. Further, the Partners hereby waive any and all fiduciary duties that, absent such waiver, may exist at or be implied by Law, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement and those required by the Act.

(c)   To the extent that, under Law, any Partner (including without limitation, the General Partners) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the Partners (including without limitation, the General Partners) acting under this Agreement will not be liable to the Partnership or to any such other Partner for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Partner (including without limitation, the General Partners) otherwise existing under Law, are agreed by the Partners to replace to that extent such other duties and liabilities of the Partners relating thereto (including without limitation, the General Partners).

(d)   The General Partners may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the General Partners on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partners will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e)   Notwithstanding any other provision of this Agreement or otherwise applicable provision of Law, whenever in this Agreement a General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its “good faith” or under another expressed standard, such General Partner shall act under such express standard and shall not be subject to any other or different standards.

SECTION 9.02.          Indemnification.

(a)   Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify any person (including such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, claim or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a Partner (including without limitation, the General Partners) or a director, officer, partner, trustee, employee or agent of a Partner (including without limitation, the General Partners) or the Partnership or, while a director, officer, partner, trustee, employee or agent of a Partner (including without limitation, the General Partners) or the Partnership, is or was serving at the request of the Partnership as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise or person, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit, claim or proceeding, including appeals; provided that such person shall not be entitled to indemnification hereunder only to the extent such person’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.02(c), the Partnership shall be required to indemnify a person described in such sentence in connection with any action, suit, claim or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit, claim or proceeding (or part thereof) by such person was authorized by a General Partner.

(b)   Advancement of Expenses. To the fullest extent permitted by Law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 9.02(a) in appearing at, participating in or defending any action, suit, claim or proceeding in advance of the final disposition of such action, suit, claim or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 9.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.02(c), the Partnership shall be required to pay expenses of a person described in such sentence in connection with any action, suit, claim or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit, claim or proceeding (or part thereof) by such person was authorized by a General Partner.

(c)   Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit, claim or proceeding) or advancement of expenses under this Section 9.02 is not paid in full within thirty (30) days after a written claim therefor by any person described in Section 9.02(a) has been received by the Partnership, such person may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d)   Insurance. To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 9.02(a) against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 9.02 or otherwise.

(e)   Enforcement of Rights. The provisions of this Section 9.02 shall be applicable to all actions, claims, suits or proceedings made or commenced on or after the date of this Agreement, whether arising from acts or omissions to act occurring on, before or after its adoption. The provisions of this Section 9.02 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 9.02 (or legal representative thereof) who serves in such capacity at any time while this Section 9.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit, claim or proceeding then or theretofore existing, or any action, suit, claim or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 9.02  shall be found to be invalid or limited in application by reason of any Law, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 9.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement, insurance or as a matter of Law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 9.02(a) shall be made to the fullest extent permitted by Law.

(f)   Benefit Plans. For purposes of this Section 9.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

(g)   Non-Exclusivity. This Section 9.02 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 9.02(a).

ARTICLE X

MISCELLANEOUS

SECTION 10.01.        Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 10.02.        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)  If to the Partnership, to:

KKR Fund Holdings L.P.

c/o KKR & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York, 10019

Attention: Chief Financial Officer

Fax: (212) 750-0003

(b)  If to any Partner, to:

c/o KKR & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York, 10019

Attention: Chief Financial Officer

Fax: (212) 750-0003

(c) If to the General Partners, to:

KKR & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York, 10019

Attention: Chief Financial Officer

Fax: (212) 750-0003

and

KKR Fund Holdings GP Limited

c/o KKR & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York, 10019

Attention: Chief Financial Officer

Fax: (212) 750-0003

SECTION 10.03.          Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

SECTION 10.04.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 10.05.          Interpretation. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation;” and the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.06.          Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 10.06.

SECTION 10.07.          Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

SECTION 10.08.          Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 10.09.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without regard to otherwise governing principles of conflicts of law.

SECTION 10.10.         Arbitration.

(a)   Any and all disputes which cannot be settled amicably, including any ancillary claims of any party arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including without limitation the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce; provided, however, that KKR Holdings L.P., a Cayman limited partnership, in its capacity as a Limited Partner, shall not be subject to this Section 10.10. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. Except as required by law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain.

(b)   Notwithstanding the provisions of paragraph (a), a General Partner may bring, or may cause the Partnership to bring, on behalf of such General Partner or the Partnership or on behalf of one or more Partners, an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, or enforcing an arbitration award and, for the purposes of this paragraph (b), each Partner (i) expressly consents to the application of paragraph (c) of this

Section 10.10 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints such General Partner as such Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Partner of any such service of process, shall be deemed in every respect effective service of process upon the Partner in any such action or proceeding.

(c)   EACH PARTNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 10.10, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, the Partnership and to the parties’ relationship with one another. The Partners and the Partnership hereby waive, to the fullest extent permitted by applicable Law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding referred to in this Section 10.10 brought in any court referenced herein and such parties agree not to plead or claim the same.

SECTION 10.11.         Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.

SECTION 10.12.         Amendments and Waivers. (a)  This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the action of the General Partners without the consent of any other Partner; provided that any amendment that would have a material adverse effect on the rights or preferences of any Class of Units in relation to other Classes of Units must be approved by the holders of not less than a majority of the Percentage Interests of the Class affected; provided further, that the General Partners may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partners determine to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the Partnership; (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement; (iii) a change in the name of the Partnership, the location of the principal place of business of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partners determine in their sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and (v) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partners determine to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c)   The General Partners may, in their sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the U.S. Internal Revenue Service with respect to such election) with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.

(d)   Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

SECTION 10.13.         No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 5.01(d) and Section 9.02).

SECTION 10.14.         Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 10.15.         Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that it is the intent of the parties hereto that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of Law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

SECTION 10.16.         Power of Attorney. (a)  Each Limited Partner, by its execution hereof, hereby irrevocably makes, constitutes and appoints each General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the Statement and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all statements and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of Limited Partners) deemed advisable by a General Partner to carry out the provisions of this Agreement (including the provisions of Section 7.04) and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that a General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by a General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.

(b)   The appointment by all Limited Partners of each General Partner as attorney-in-fact will be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partners to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, will survive the disability or Incapacity of any Person hereby giving such power, and the transfer or assignment of all or any portion of the Units of such Person, and will not be affected by the subsequent Incapacity of the principal. In the event of the assignment by a Partner of all of its Units, the foregoing power of attorney of an assignor Partner will survive such assignment until such Partner has withdrawn from the Partnership pursuant to Section 7.10.

SECTION 10.17.         Schedules. A General Partner may from time to time execute and deliver to the Limited Partners schedules which set forth information contained in the books and records of the Partnership and any other matters deemed appropriate by such General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

SECTION 10.18.         Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes, and no person shall take any action inconsistent with such classification.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a deed or have caused this Agreement to be duly executed as a deed by their respective authorized officers, in each case on the date first above stated.

Executed as a deed

KKR & CO. L.P., as General Partner

By:	KKR Management LLC, its general partner

Witnessed by:

By:
Name:		Name:
Title:

Executed as a deed

KKR FUND HOLDINGS GP LIMITED, as General Partner		Witnessed by:

By:
Name:		Name:
Title:

Executed as a deed

KKR INTERMEDIATE PARTNERSHIP L.P., as Limited Partner

By: KKR Fund Holdings GP Limited, its general partner		Witnessed by:

By:
Name:		Name:
Title:

Executed as a deed		Witnessed by:

William J. Janetschek, as Initial Limited Partner		Name:

[Amended and Restated Limited Partnership Agreement of KKR Fund Holdings L.P.]

ANNEX A

KKR & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York, 10014

[Date]

Dear [           ],

Reference herein is made to the Amended and Restated Limited Partnership Agreement of KKR Fund Holdings L.P. (the “Partnership”) dated [         ], 2008 by and between KKR & Co. L.P. and KKR Fund Holdings GP Limited, as general partners, and KKR Intermediate Partnership L.P., as limited partner, as it may be amended from time to time (the “Agreement”). By signing below, you acknowledge your admission to the Partnership as a new or substitute Limited Partner pursuant to Sections 2.08 and 7.09 and you agree to be bound by the terms and conditions in the Agreement.

Sincerely,

KKR & CO. L.P., as General Partner of the
Partnership

By:	KKR Management LLC, its general
partner

By:
Name:
Title:

Agreed and Accepted on the date first set forth above:

[     ]